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                               EXHIBIT (d)(6)(iv)

                                TERM LIFE BENEFIT

1. THE BENEFIT

     The Company will pay a Term Life Benefit on the death of the Insured if:

     -    the Life Insurance Benefit in Section 1.1 of this policy is payable;
          and

     -    the death occurs while this Benefit is in force.

     The amount of this Benefit is shown on page 3A. This Benefit will be payable as part of the proceeds of this policy.

2. AMOUNT OF PREMIUM

     The Annually increasing premiums due for this Benefit ("scheduled premiums") and the premiums due for any related additional benefits on this Benefit are shown on page 3A. From time to time the Company may change the scheduled premiums.

     A change in scheduled premiums:

     - will take effect on the first policy anniversary after a change has been determined by the Company to be necessary.

     - will be made in accordance with procedures on file in the state in which this policy is delivered.

     - will be based on the Company's expectations as to future mortality rates, expenses and earnings on investments.

     Scheduled premiums may not be increased above the maximum premiums shown on page 3A.

3. ATTAINED AGE CONVERSION

     The Owner may convert this Benefit to a permanent life insurance policy that will be issued at the attained age of the Insured. This may be done on or before the Final Conversion Date shown on page 3A. No evidence of insurability will be required.

     A portion of this Benefit may be converted, subject to conditions set by the Company.

PLAN. The new policy will be on a permanent life insurance plan being issued by the Company on the date of the conversion. An additional benefit that is made a part of the new policy will contain the provisions of that benefit as it is being issued by the Company on the date of conversion.

AMOUNT. The amount of the new policy will be the amount of term insurance converted. The minimum amount of a new policy on the Whole Life Paid Up at 90 plan will be $20,000. The amount of a new policy on any other plan must be at least the Company's minimum for policies being issued on that plan at the time of the conversion.

PREMIUMS. The premium for the new policy, including any additional benefits, will be determined as of the date of conversion based on:

     -    the Company's premium rates then in effect;

     -    the plan and amount of the new policy and any additional benefits;

     -    the Insured's age on the policy date of the new policy; and

     -    the underwriting classification of this policy.

COST OF CONVERSION. The cost of conversion will be the first premium on the new policy less any dividend and premium credit on the amount converted.

PROVISIONS. The new policy will contain any exclusion provision which is a part of this policy.

4. ORIGINAL DATE CONVERSION

     The Owner may convert this Benefit to a permanent life insurance policy that will be issued as of the Policy Date and at the age shown on page 3. This may be done on or before the third policy anniversary. No evidence of insurability will be required.

     A portion of this Benefit may be converted, subject to conditions set by the Company.

PLAN. The new policy will be on a permanent life insurance plan issued by the Company on the Policy Date. An additional benefit that is made a part of the new policy will contain the provisions of that benefit as issued by the Company on the Policy Date.

AMOUNT. The amount of the new policy will be the amount of term insurance converted. The amount of a new policy must be at least the Company's minimum for policies issued on the new plan on the Policy Date.

PREMIUMS. The premium for the new policy, including any additional benefits, will be determined as of the Policy date based on:

     -    the Company's premium rates in effect on the Policy Date;

     -    the plan and amount of the new policy and any additional benefits;

     -    the Insured's age stated on page 3; and

     -    the underwriting classification of this policy.

COST OF CONVERSION. The cost of conversion will be:

     - the premiums that would have been payable on the new plan if that plan had been in effect since the Policy Date; less

     -    the premiums paid for the converted amount of term insurance; plus

     -    interest on the difference at an annual effective rate of 8%; with

     -    an adjustment for any difference in dividends.

PROVISIONS. The new policy will contain any exclusion provision which is a part of this policy.

MN 1-4, 6 TLB (0583)

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5. EFFECTIVE DATE OF CONVERSION

     The new policy will take effect on receipt at the Home Office of:

     - a written request satisfactory to the Company; and

     - payment of the cost of conversion.

     The amount of term insurance converted on this Benefit will be surrendered when the new policy takes effect. The Company may require that this policy be sent to it for endorsement to show the conversion.

6. CONVERSION OF WAIVER OF PREMIUM BENEFIT

     If the Waiver of Premium Benefit is in force on this policy at the time of conversion:

     - a new policy on a plan on which premiums are payable to age 90 or later may be issued with the Waiver of Premium Benefit even if premiums are being waived under this policy. The Waiver of Premium Benefit on the new policy will apply, not only to a disability that starts after the new policy takes effect, but also to a disability that started while the term insurance converted was in force.

     - a new policy on a plan on which all premiums are payable before age 90 may be issued with the Waiver of Premium Benefit only if premiums are not then being waived under this policy. If the Waiver of Premium Benefit is a part of the new policy, it will apply only to a disability that starts after the new policy takes effect.

     For an original date conversion, the cost of conversion must be paid by the Owner even though premiums are being waived by the Company at the time of conversion.

7. CONVERSION OF ACCIDENTAL DEATH BENEFIT

     The amount of any Accidental Death Benefit that is in force on the term insurance converted:

     - will be surrendered when the new policy takes effect; and

     - will be made a part of the new policy if requested in writing by the Owner at the time of conversion.

8. DIVIDENDS

     This Benefit will share in the divisible surplus of the Company to the extent it contributes to this surplus. Since this Benefit is not expected to contribute to divisible surplus, it is not expected that any dividends will be paid with respect to this Benefit.

9. RESERVES

     Reserves for this Benefit are based on the Commissioners 1980 Standard Ordinary Mortality Table with 10 year select mortality factors. Interest is based on an annual effective rate of 4 1/2%.

     Calculations assume the continuous payment of premiums and the immediate payment of claims.

10. TERMINATION OF BENEFIT

     This Benefit will terminate on the Expiry Date shown on page 3A. It will terminate earlier:

     - when this policy terminates.

     - when this policy becomes extended term or paid-up insurance.

     - when the Owner's written request is received at the Home Office.


                                                 /s/ Peter W.

                                                        Secretary
                                               THE NORTHWESTERN MUTUAL LIFE
                                                     INSURANCE COMPANY